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                                                                   Exhibit 10.08

                        DOVEBID VALUATION SERVICES, INC.

March 2, 2000

David S. Gronik, Jr.


Re:  Employment Agreement

Dear Andy:

     On behalf of DoveBid Valuation Services, Inc. ("DoveBid"), I am pleased and delighted to confirm the terms of our agreement for you to become a full-time DoveBid employee (this "Agreement").

     Your title and position with DoveBid initially will be President of Appraisal Services. Your duties will be as assigned by the President and Chief Operating Officer of DoveBid, Inc., or his or her designee. DoveBid may amend your title, duties and responsibilities and the person to whom you report from time to time in its discretion subject to the provisions below regarding termination of employment for Good Reason. Your employment will commence on March 2, 2000.

     Your initial base salary will be $160,000 per year, which will be paid in accordance with DoveBid's normal payroll procedures. Also, you will be eligible for a year-end bonus of up to $100,000, payable pursuant to performance criteria mutually agreed upon between you and DoveBid based upon auctions sourced and appraisal revenues. All payments to you will be subject to legally required withholding. It is DoveBid's policy to review and adjust compensation levels periodically; provided, however, that your base salary will not be reduced during the period of this Agreement other than a reduction in compensation which occurs on a company-wide basis and which does not adversely affect you materially more than DoveBid's other employees generally.

     In addition to your base salary, you will be eligible to participate in the employee benefits generally made available to our full-time employees from time to time. At the present time, those benefits include health and dental insurance, life insurance, vacation and sick pay in accordance with applicable benefit plans and DoveBid's written policies, as they may be amended from time to time in DoveBid's discretion.

     Subject to approval by the Board of Directors of DoveBid, Inc., we are also pleased to confirm that your compensation package will include an incentive stock option for 157,500 shares of DoveBid, Inc.'s common stock with an exercise price per share equal to $2.13 per share. Your stock options will be subject to the terms of DoveBid, Inc.'s 1999 Stock Option Plan (the Plan includes vesting restrictions, restrictions on exercise and restrictions on transfer of shares) and will be conditioned on your execution of a Stock Option Agreement related to your

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options.

     As a condition of your employment, you will be expected to comply with all of DoveBid's policies and procedures, as may be modified from time to time in DoveBid's discretion (including our policies protecting other employees against discrimination and sexual harassment). Please refer to DoveBid's Employee Handbook for details regarding those policies and procedures. Also, you will execute DoveBid's Employee Confidentiality and Proprietary Information Agreement, a copy of which is attached.

     You will devote your best efforts to the performance of your job for DoveBid. During the term of your employment by DoveBid, you will devote your full time and attention to the business of DoveBid, as directed by DoveBid, and will not, without DoveBid's prior written consent, engage in any other business activity that would interfere with the performance of your job with DoveBid. In particular, during the term of your employment by DoveBid, you will not engage in any business competing with that of DoveBid, nor support (by way of investment or otherwise) any activity that is competitive with DoveBid's business or poses a conflict of interest with DoveBid's business. You will disclose to the Company in writing any other employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. If DoveBid defaults on its payment obligations under the Convertible Subordinated Promissory Note delivered to you contemporaneously with this Agreement, and fails to cure such default within a reasonable time, you shall be released from the non-competition obligations set forth in this paragraph.

     This Agreement will have a two year term. Upon termination of your employment by you or DoveBid at any time and for any reason, you will be entitled to receive the salary and other benefits set forth in this letter through the date of termination. If your employment is terminated by DoveBid without Cause, or if you terminate your employment for Good Reason, during the term of this Agreement, you will also be entitled to receive severance compensation equal to nine months of base salary.

     However, because your entry into this Agreement, and your continued service to DoveBid as contemplated hereby, is a material inducement and required condition precedent to DoveBid's agreement to purchase your shares of stock in AccuVal Associates Incorporated and LiquiTec Industries Inc. pursuant to the Stock Purchase Agreement, dated as of March 2, 2000 among DoveBid, DoveBid, Inc., AccuVal Associates, Incorporated, LiquiTec Industries, Incorporated, David
S. Gronik, Jr. and Richard E. Schmitt, you agree that in event that your employment with DoveBid is terminated on or prior to the two year anniversary of the date of this Agreement (a) by DoveBid for Cause (as defined below) or (b) by you for any reason other than for Good Reason (as defined below) or death, you shall pay as liquidated damages to DoveBid, (i) the amount of $500,000, if such termination occurs on or prior to the one year anniversary of the date of this Agreement, or (ii) the amount of $250,000, if such termination occurs after the one year anniversary of the date of this Agreement but on or prior to the two year anniversary of the date of this Agreement. Each of you and DoveBid agree that (i) the amounts payable pursuant to this paragraph are liquidated damages, which both you and DoveBid agree are reasonable in light of the transactions between us, and are not a penalty, and (ii) any such

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amounts may be offset, and your obligation to pay such amounts may be satisfied, by the cancellation of an equal amount of indebtedness of DoveBid to you under the $500,000 Promissory Note of DoveBid in your favor delivered to you contemporaneously with this Agreement.

     For purposes of this Agreement, "Cause" means: (a) your material breach of this Agreement or your Employee Confidentiality and Proprietary Information Agreement, or your failure or refusal to comply in any material respect with DoveBid's material policies and procedures, if, within ten business days following notice to you from DoveBid describing such breach or non-compliance, you fail to correct such breach or non-compliance, provided it can be corrected,
(b) your gross negligence in the performance of, or your willful failure or refusal to perform, the material duties of your employment, if, within ten business days following notice to you from DoveBid describing such negligence, failure or refusal, you fail to correct such behavior, provided it can be corrected, or (c) your commission of a felony (other than a felony involving the operation of an automobile), or any fraudulent or unlawful act which would be detrimental to the reputation of DoveBid, or any act or attempt to do injury to DoveBid, including your theft or embezzlement of DoveBid's assets or proprietary information; provided, in the case of clause (a) or (b), that such determination shall be made jointly by the President and Chief Operating Officer and the Chief Executive Officer of DoveBid, Inc., and, in the case of clause (c), that if you are ultimately exonerated of the act which gave rise to such termination, you shall be reinstated in your position of employment, and the indebtedness to you under the Promissory Note which was cancelled shall be reinstated. For purposes of this Agreement, "Good Reason" means: (a) a reduction in your base salary or potential incentive compensation, without your prior consent, other than reductions in compensation of up to 5% which occur on a company-wide basis and which do not adversely affect you materially more than DoveBid's other employees generally, (b) a requirement by DoveBid that you relocate your principal location of employment more than 20 miles from its current location, without your prior consent, (c) a material demotion in your position of employment involving an assignment of duties to you which are materially inconsistent with that of an officer of DoveBid, or (d) a change in your job title.

     In the event of a dispute between DoveBid and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration in accordance with the Employment Dispute Resolutions Rules of the American Arbitration Association. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment to the fullest extent permitted by law. While this Agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.) to the fullest extent permitted by law, it is not applicable to your rights under the California Workers' Compensation Law, which are governed under the special provisions of that law, or to enforcement of the attached agreement concerning confidential information and ownership of inventions. This Agreement shall be governed by California law, without regard to conflicts of law principles.

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     We are very excited about your joining us. Please sign and return a copy of this letter and the attached Employee Confidentiality and Proprietary
Information Agreement, keeping a copy of each for your records. The terms set forth in this Agreement are intended to supersede all prior agreements, undertakings and representations concerning the subject matter of this letter.

     We look forward to you becoming a member of our team!

                                             Sincerely,

                                             /s/ Anthony Capobianco

                                             Anthony Capobianco
                                             Vice President and General Counsel
                                             DoveBid Valuation Services, Inc.


I understand and agree to the above terms.

/s/ David S. Gronik, Jr.
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David S. Gronik, Jr.